Exhibit 99.1

AMERICAN FINANCE TRUST COMPLETES $180 MILLION IN ACQUISITIONS, 1.7 MILLION SQUARE FEET OF NEW OR RENEWED LEASING IN 2021

NEW YORK –January 11, 2022 –American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that it acquired 69 retail properties for a total of $179.9 million1 during the year ended December 31, 2021, based on contract purchase price. The Company also announced that leases at nine properties in its single tenant portfolio were extended during 2021, adding approximately $7.2 million in net straight-line rent over the new lease terms. Additionally, the Company signed 167 new leases or lease renewals2 totaling 1.7 million square feet with tenants in its open-air shopping center portfolio.

“We recorded a strong year with nearly $180 million of retail acquisitions, expanding our necessity-retail focused portfolio of net-leased properties with long-term leases,” said Michael Weil, CEO of the Company. “The properties we acquired last year had a weighted-average cap rate of 8.3%3 and a weighted-average remaining lease term of 13.3 years as of each closing date. Additionally, we continued to be successful in our portfolio-wide leasing initiatives, executing over 175 new or renewed leases representing approximately 8.7% of our portfolio by square feet.”

Mr. Weil continued, “As we look forward to the previously announced $1.3 billion acquisition of open-air shopping centers that we expect to close this quarter, we believe that the superior execution from our team in 2021 plays a critical role in the transformation of the Company into the Necessity Retail REIT: Where America Shops.”

Acquisitions

During the fourth quarter, the Company acquired 13 properties for an aggregate contract purchase price of $28.1 million at a cash cap rate4 of 7.1% and a weighted-average cap rate of 8.0% with an average remaining lease term of 18.4 years as of the closing dates, weighted based on square feet. For the year ended December 31, 2021, the Company acquired 69 properties for a contract purchase price of $179.9 million at a going-in cap rate of approximately 7.6% and a weighted-average cap rate of 8.3%.

Leasing

For the year ended December 31, 2021, the Company executed nine lease extensions in the single tenant segment of its portfolio. The leases extended the weighted average remaining lease term for these tenants to 9.8 years from 2.7 years at the time of signing and added net straight-line rent of approximately $7.2 million over the new lease terms. Total straight-line-rent expected over the duration of these leases is $9.7 million as of the date each lease was executed. The Company also signed 167 new leases or lease renewals associated its open-air shopping centers during the year ended December 31, 2021, totaling 1.7 million square feet.

Footnotes/Definitions

1 Includes two land parcels adjacent to a property the Company owns

2 Includes short-term leases, license agreements, and deferral and abatement agreements when coupled with an extension

3 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.

4 Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet

About American Finance Trust, Inc. soon to be rebranded The Necessity Retail REIT Where America Shops

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “seek,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on the Company, the Company’s tenants, the assets under contract to be acquired including their respective tenants and the global economy and financial markets and that any potential future acquisition of property is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports including in particular the Company’s Current Report on Form 8-K dated December 20, 2021 and describing additional facts and risk factors relating to the transaction entered into with certain subsidiaries of CIM Real Estate Finance Trust, Inc. (the “Transaction”) and referenced in this release. In particular, the Transaction is subject to closing conditions, including conditions that are outside of the Company’s control, and the Transaction described in this release may not be completed on the contemplated terms, or at all, or may be delayed. The Company may not be able to obtain financing to complete the Transaction on favorable terms or at all. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063